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                                                                    EXHIBIT 99.1


For Immediate Release

MATT MASSENGILL APPOINTED PRESIDENT, CEO OF WESTERN DIGITAL AND ELECTED TO BOARD; TOM PARDUN APPOINTED CHAIRMAN OF THE BOARD; CHUCK HAGGERTY RETIRING

IRVINE, CA. - January 13, 2000- The Board of Directors of Western Digital Corporation (NYSE:WDC) has appointed Matthew E. Massengill president and chief executive officer and elected him to the board, effective immediately. Massengill, 38, has been with the California-based manufacturer of storage solutions for 14 years, and most recently has been serving as chief operating officer. Thomas E. Pardun, president of MediaOne International-Asia/Pacific and a Western Digital director since 1993, was elected chairman of the board of directors. Pardun, 56, will become chairman of the Western Digital board upon completion of the merger between AT&T Corp. and MediaOne Group Inc. Chuck Haggerty, 58, has resigned as president and chief executive officer and will retire as chairman.

During 1999, Massengill led efforts to stabilize the Company's core hard drive business through improved new product performance and manufacturing efficiencies and has been leading Western Digital's repositioning as a data/content storage-management company in both PC and non-PC markets. In 1999, the Company returned to time-to- market leadership in its core desktop hard drive business and removed $150 million in annualized costs from its manufacturing operations. WD also recently launched new businesses in networked attached storage through its Connex subsidiary, in home entertainment storage with its WD Performer drives, and in data warehousing through its SageTree subsidiary.

Pardun, who will retire from MediaOne when it completes its merger with ATT, has a 35-year career in the media, telecommunications and computer industries. Prior to his current position, Pardun was president and chief executive officer of US WEST Multimedia Communications (MediaOne became a separate company from US WEST in 1998). During his 12 years at US WEST/MediaOne, Pardun held senior management positions including vice president and general manager of business and government services and vice president of marketing and planning for US WEST Communications. Earlier in his career, Pardun was a division and group president of Sprint Communications and began his career with IBM where he spent 19 years in various marketing and product management assignments.

Western Digital's search for a new chief executive began in mid-1999 when Haggerty announced his plan to retire before the end of the current fiscal year. He has served Western Digital for more than seven years and has been in the high technology industry for 36 years.

Pardun said, "Our search committee found no one in the company or in the larger business community with talents, experience, enthusiasm and knowledge to equal those of Matt Massengill. Matt has great energy, operating experience and a clear vision of the future for Western Digital. He is clearly the right leader for this company as we move into the 21st century."

"Western Digital has core technology, intellectual property and brand equity that are enabling us to expand our market reach and re-invent the company," said Massengill. "In our traditional hard drive markets, where the landscape has changed dramatically, we have taken steps to establish WD as the low-cost provider of hard drives. Leveraging our core strengths, we are entering new storage-related markets with higher value propositions designed to greatly enhance the WD business model."


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"I am delighted to be leading this great company at such an exciting juncture and working in partnership with Tom Pardun to realize its potential," said Massengill. "I have known and worked with Tom throughout his six years as a Western Digital director and look forward to his counsel as chairman."

Massengill joined Western Digital in 1985 as a product engineer. He held various engineering and marketing positions in the company's desktop hard drive business from the late 1980's to the mid 1990's when Western Digital grew from a small HDD supplier to become one of the largest global supplier of hard drives in the desktop personal computer market.

He led the Enterprise Storage Group in 1997 as senior vice president and general manager, returning to the company's headquarters to lead the Drive Products Division when the company's desktop and enterprise-class hard drive operations were combined in 1998. Massengill was appointed executive vice president, worldwide operations and geographies in early 1999 and was subsequently named co-chief operating officer in August 1999. He was named chief operating officer in October.

Before joining Western Digital, Massengill served Ford Aerospace and Communications Corporation for three years as a research engineer developing materials and devices for infrared detectors and imaging systems. He received his degree in engineering from Purdue University in 1983, and in 1988 was honored by Purdue with its Outstanding Engineering Alumni award.

Western Digital Corporation is a leading manufacturer of hard drives used for information storage in desktop computers, servers, workstations and home entertainment electronic products. Through its Connex subsidiary, the company serves users of network-attached storage systems and enterprise-wide storage area networks. The wholly-owned SageTree develops data warehouses for use in quality information systems and a variety of other applications requiring multiple-user access to vast stores of information. Western Digital was founded in 1970 and has long been noted for its storage and end-market systems-level design knowledge. The company's products are marketed to leading systems manufacturers and selected resellers under the Western Digital brand name. Its home page can be found at http://www.westerndigital.com.

Company Contact:
Robert J. Blair
914-632-3919
bobblair@wdc.com


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